EXHIBIT 99

Name and Address of Reporting Person:

Donald K. Peterson

211 Mt. Airy Road

Basking Ridge, New Jersey 07920

Issuer Name and Ticker Symbol:

Avaya Inc. [AV]

Date of Earliest Transaction Required to be Reported:

09/20/2006

On September 20, 2006, 140,000 stock options held by the reporting person were exercised and the underlying shares of common stock were sold at prices ranging from a low of $11.35 to a high of $11.45 per share for an average selling price of $11.3817 per share.

On September 21, 2006, 100,000 stock options held by the reporting person were exercised and the underlying shares of common stock were sold at prices ranging from a low of $11.35 to a high of $11.44 per share for an average selling price of $11.3824 per share.

Date   Qty     Price

9/20/2006  78912    $11.3500

9/20/2006  12188    $11.3600

9/20/2006   3200    $11.3700

9/20/2006   1800    $11.3800

9/20/2006   3200    $11.4000

9/20/2006    700    $11.4100

9/20/2006  40000    $11.4500

9/21/2006  34500    $11.3500

9/21/2006  15500    $11.3600

9/21/2006  27500    $11.4000

9/21/2006   4400    $11.4100

9/21/2006    600    $11.4200

9/21/2006  17400    $11.4300

9/21/2006    100    $11.4400